Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

               INTERNATIONAL INDUSTRIAL ENTERPRISES INC.

FIRST. -  The name of this Corporation is INTERNATIONAL INDUSTRIAL ENTERPRISES INC.

SECOND. -  Its registered office and place of business in the State of Delaware is to be located at     26 The Green                    in the City of Dover, County of Kent.  The Registered Agent in charge thereof is    Incorporating Services, Ltd.

THIRD. -  The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. -  The corporation shall be authorized to issue   One Thousand (1,000) Shares at No Par Value.

FIFTH. -  The name and address of the incorporator is as follows:   Cheryl Morris,  26 The Green, Dover, Delaware  19901.

SIXTH. -  The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH. -  The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this    19th     day of   November      , A.D., 1976

Dated at Dover, Delaware

/s/ Cheryl Morris             (SEAL)

             November 19,     1976

In the presence of /s/ Holly Hilderbrand

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